Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 1, 2016	May 3, 2015	May 1, 2016	May 3, 2015

Net sales	$122,923	$127,309	$252,879	$250,814

Costs and expenses:

Cost of sales	(91,636)	(94,214)	(186,156)	(189,535)

Selling, general and administrative	(11,024)	(12,421)	(23,222)	(24,365)

Research and development	(5,447)	(5,809)	(11,148)	(10,490)

Operating income	14,816	14,865	32,353	26,424

Gain on sale of investment	-	-	8,785	-

Other expense, net	(2,989)	(1,457)	(2,111)	(2,740)

Income before income taxes	11,827	13,408	39,027	23,684

Income tax benefit (provision)	2,326	(1,252)	(1,374)	(4,386)

Net income	14,153	12,156	37,653	19,298

Net income attributable to noncontrolling interests	(2,299)	(2,096)	(4,797)	(5,401)

Net income attributable to Photronics, Inc. shareholders	$11,854	$10,060	$32,856	$13,897

Earnings per share:
Basic	$0.18	$0.15	$0.49	$0.21

Diluted	$0.16	$0.14	$0.44	$0.21

Weighted-average number of common shares outstanding:
Basic	67,372	66,230	67,090	66,148

Diluted	77,516	78,228	78,326	72,624